Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NUVASIVE REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
-  Raises 2010 Guidance  -
•	Total revenue of $119.6 million, up 35.2% over second quarter 2009

•	GAAP earnings of $6.7 million, or $0.17 per share; Non-GAAP earnings of $17.0 million, or $0.42 per share

•	Non-GAAP operating margin of 15.8%, up from 11.3% for first quarter 2010; GAAP operating margin of 6.9%
SAN DIEGO, July 27, 2010 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today financial results for the quarter ended June 30, 2010.
NuVasive reported second quarter revenue of $119.6 million, a 35.2% increase over the $88.5 million for the second quarter 2009 and a 9.6% increase over the $109.1 million for the first quarter 2010.
Gross profit for the second quarter 2010 was $98.6 million and gross margin was 82.4%, compared to a gross profit of $74.2 million and a gross margin of 83.9% for the second quarter 2009. For the first quarter 2010, gross profit was $89.6 million and gross margin was 82.2%.

Total GAAP operating expenses for the second quarter 2010 were $90.3 million compared to $69.8 million in the second quarter 2009 and $86.7 million in the first quarter 2010.
On a GAAP basis, the Company reported net income of $6.7 million, or $0.17 per share, for the second quarter 2010.
On a Non-GAAP basis, the Company reported net income of $17.0 million, or $0.42 per share, for the second quarter 2010. The Non-GAAP earnings per share calculations for the second quarter exclude on a pre-tax basis (i) intellectual property litigation costs of $1.1 million; (ii) acquisition related costs of $0.6 million; (iii) stock-based compensation of $7.5 million; and (iv) amortization of intangible assets of $1.4 million.
Earnings per share reflect a change in the expected full year effective tax rate equating to an impact of $0.04 on a GAAP basis and $0.13 on a Non-GAAP basis for the second quarter 2010.
Cash, cash equivalents and short and long-term marketable securities were $213.2 million at June 30, 2010. Operating cash flow was $16.3 million for the second quarter 2010.
Alex Lukianov, Chairman and Chief Executive Officer, said, “We had a very solid quarter, achieving revenue growth of over 35% and showing significant increases in profitability. Our Non-GAAP operating margins significantly increased to approximately 16%, putting us soundly on track for meeting our 2010 profitability targets. Our strong momentum driven by continued adoption of the XLIF® technology and increased traction from our biologics and international areas gives us the confidence to increase guidance. We are keenly focused on being the most creative spine technology company in the world and achieving exceptional results through speed of innovation, Absolute Responsiveness®, and superior clinical outcomes as we drive towards $1 billion in revenue with increasing profitability.”
Updated Full Year 2010 Financial Guidance:
•	Revenue of $485 million to $500 million; up from previous guidance of $480 million to $500 million

•	GAAP EPS, net of tax and “If-converted” method, of $1.77 to $1.91; up from previous guidance of $1.58 to $1.70

•	Non-GAAP EPS, net of tax and “If-converted” method, of $1.50 to $1.64; up from previous guidance of $1.13 to $1.25

•	Effective tax rate of ~15%; lowered from previous guidance of ~35% - excludes reversal of remaining valuation allowance

•	Non-GAAP Operating Margin of ~17% remains unchanged

              Reconciliation of Non-GAAP Operating Margin %

Guidance
FY 10
Gross Margin % [A]	~ 82.5%

Non-GAAP Research and Development [B]	~ 8.5%

Non-cash stock-based compensation	~ 1%

Total research and development	~ 9.5%

Non-GAAP Sales, Marketing and Administrative [C]	~ 56% - 58%
Non-cash stock-based compensation	~ 5%
Intellectual property litigation expenses	~ 1%
Reversal of leasehold termination	–
Acquisition related items	as incurred

Total sales, marketing and administrative	~ 62% - 64%

Amortization of intangible assets	~ 1%

Non-GAAP Operating Income % [A-B-C]	~ 17%

2010 Tax Adjustments & WASO Guidance (millions)

	Q1 - Q3	Q4	FY10
Effective Tax Rate (ETR)*	~ 15%	~ 15%	~ 15%
Reversal of remaining valution allowance		~($47.0)	~($47.0)

Weighted avereage shares - Diluted	41.0	~ 46.0	~ 46.0
   * ETR to be used on a pre-tax income prior to reversal of remaining valuation allowance
Reconciliation of Non-GAAP Information
Management uses certain Non-GAAP financial measures such as Non-GAAP earnings per share, which exclude intellectual property litigation expenses, acquisition related items, non-cash stock-based compensation, and the amortization of intangible assets. Management does not consider these costs in evaluating the continuing operations of the Company. Therefore, management calculates the Non-GAAP financial measures provided in this earnings release excluding these costs and uses these Non-GAAP financial measures to enable it to analyze further, and more consistently, the period-to-period financial performance of its core business operations. Management believes that providing investors with these Non-GAAP measures gives them additional important information to enable them to assess, in the same way management assesses, the Company’s current and future continuing operations. These Non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from Non-GAAP measures used by other companies. Set forth below are reconciliations of the Non-GAAP financial measures to the comparable GAAP financial measure.

Reconciliation of Second Quarter 2010 Results

	pre-tax
(in thousands, except per share data)	adjustments	$ (net of tax)	per share
GAAP net income		$6,723	$0.17
Intellectual property litigation expenses	1,104	1,076	0.03
Acquisition related items	558	544	0.01
Non-cash stock-based compensation	7,549	7,361	0.18
Amortization of intangible assets	1,355	1,322	0.03

Non-GAAP earnings		$17,026	$0.42

Weighted average shares - Diluted			40,694

Reconciliation of Full Year 2010 Guidance
(Net of Tax, “If Converted” method)

	Range for Year Ending
	December 31, 2010
(in thousands, except per share amounts)	Low	High
GAAP earnings per share	$1.77	$1.91
Intellectual property litigation expenses	0.09	0.09
Non-cash stock-based compensation	0.55	0.55
Amortization of intangible assets	0.11	0.11
Reversal of remaining valuation allowance	(1.02)	(1.02)

Non-GAAP earnings per share	$1.50	$1.64

Weighted shares outstanding - Diluted	46,000	46,000

Conference Call
NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are 1-877-407-4018 for domestic callers and 1-201-689-8471 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.
After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through August 27, 2010. In addition, a telephonic replay of the call will be available until August 10, 2010. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 350903.

About NuVasive
NuVasive is a medical device company focused on the design, development, and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused primarily on the $5.1 billion U.S. spine implant market. Additionally, the Company has expanded into the $1.7 billion global biologics market, the $1.7 billion international market, and is developing products for the emerging motion preservation market.
NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 55 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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NuVasive, Inc.
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$119,584	$88,481	$228,671	$168,490
Cost of goods sold (excluding amortization of purchased technology)	21,014	14,235	40,457	27,234

Gross profit	98,570	74,246	188,214	141,256

Operating expenses:
Sales, marketing and administrative	77,726	60,274	152,387	120,801
Research and development	11,205	8,178	21,904	16,764
Amortization of intangible assets	1,355	1,372	2,705	2,708

Total operating expenses	90,286	69,824	176,996	140,273

Interest and other income (expense), net:
Interest income	178	383	367	1,115
Interest expense	(1,668)	(2,060)	(3,337)	(3,830)
Other income (expense), net	(30)	93	87	135

Total interest and other income (expense), net	(1,520)	(1,584)	(2,883)	(2,580)

Income (loss) before income taxes	6,764	2,838	8,335	(1,597)
Income tax expense	574	526	1,439	623

Consolidated net income (loss)	$6,190	$2,312	$6,896	$(2,220)

Net loss attributable to noncontrolling interests	$(533)	$(453)	$(915)	$(683)

Net income (loss) attributable to NuVasive, Inc.	$6,723	$2,765	$7,811	$(1,537)

Net income (loss) per share attributable to NuVasive, Inc.:
Basic	$0.17	$0.07	$0.20	$(0.04)

Diluted	$0.17	$0.07	$0.19	$(0.04)

Weighted average shares:
Basic	39,242	36,910	39,071	36,639

Diluted	40,694	38,301	40,383	36,639

Stock-based compensation is included in operating expenses in the following categories:
Sales, marketing and administrative	$6,672	$5,243	$12,352	$10,484
Research and development	877	1,074	1,631	2,515

	$7,549	$6,317	$13,983	$12,999

NuVasive, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2010	December 31, 2009
ASSETS	Unaudited
Current assets:
Cash and cash equivalents	$67,513	$65,413
Short-term marketable securities	111,666	99,279
Accounts receivable, net	68,230	58,462
Inventory	93,106	90,191
Prepaid expenses and other current assets	3,768	3,757

Total current assets	344,283	317,102
Property and equipment, net	89,801	82,602
Long-term marketable securities	34,046	39,968
Intangible assets, net	100,833	103,338
Goodwill	101,938	101,938
Other assets	14,781	7,872

Total assets	$685,682	$652,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$38,337	$33,302
Accrued payroll and related expenses	13,088	19,111
Royalties payable	2,484	2,334

Total current liabilities	53,909	54,747
Senior convertible notes	230,000	230,000
Long-term acquisition related liabilities	30,876	30,694
Other long-term liabilities	27,810	27,528
Commitments and contingencies

Noncontrolling interests	12,714	13,629

Stockholders’ equity:
Common stock	39	39
Additional paid-in capital	513,072	485,757
Accumulated other comprehensive income (loss)	(849)	126
Accumulated deficit	(181,889)	(189,700)

Total stockholders’ equity	330,373	296,222

Total liabilities and stockholders’ equity	$685,682	$652,820

NuVasive, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,

	2010	2009
Operating activities:
Consolidated net income (loss)	$6,896	$(2,220)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,065	12,811
Stock-based compensation	13,983	12,999
Allowance for doubtful accounts and sales return reserve, net of write offs	(1,007)	1,290
Allowance for excess and obsolete inventory	906	2,038
Other non-cash adjustments	2,773	-
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(8,514)	2,221
Inventory	(4,258)	(19,939)
Prepaid expenses and other current assets	(1,397)	(694)
Accounts payable and accrued liabilities	4,588	332
Accrued payroll and related expenses	(5,574)	(1,272)

Net cash provided by operating activities	25,461	7,566
Investing activities:
Cash paid for acquisitions and investments	-	(44,055)
Purchases of property and equipment	(22,059)	(12,440)
Purchases of marketable securities	(95,015)	(29,678)
Sales of marketable securities	88,028	76,270

Net cash used in investing activities	(29,046)	(9,903)
Financing activities:
Issuance of common stock	11,963	6,297
Other assets	(7,481)	-
Tax benefits related to stock based compensation awards	1,369	-

Net cash provided by financing activities	5,851	6,297
Effect of exchange rate changes on cash	(166)	48

Increase in cash and cash equivalents	2,100	4,008
Cash and cash equivalents at beginning of period	65,413	132,318

Cash and cash equivalents at end of period	$67,513	$136,326